Contact	James Burgess	Thomas Redington
	913/307-1000	203/222-7399
	www.mediware.com	212/926-1733
www.redingtoninc.com

Mediware Reports Second Quarter Fiscal 2006 Results

Quarterly Results Impacted By Transitional Charges And Related Infrastructure Investments

LENEXA, KS JAN. 31 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported total revenue for the second quarter of fiscal 2006 of $9.4 million compared to $9.2 million for the second quarter of fiscal 2005. Operating income for the quarter just ended was $383,000 versus $1.5 million for the prior year quarter. Net income for the quarter just ended was $398,000, or 5 cents per basic and fully diluted share, compared to net income of $949,000, or 12 cents per basic and fully diluted share in the comparable quarter of fiscal 2005. Second quarter results were affected by transition costs associated with hiring a new chief executive officer, annual tradeshows, and non-cash stock option compensation expense.
Commenting on the quarter, James Burgess, Mediware’s CEO, said, “I am pleased with the focus the team maintained, considering the significant number of changes that occurred during the quarter.”
Operational Highlights:
•	Sunset announcement of the legacy Hemocare® and LifeLine® products in the Blood Bank division well received by customers
•	Further affirmation of our Medication Management division’s product strategy with the closure of a combined large MediCOE™ and MediMAR® contract
•	Strong showing at our two largest tradeshows of the year

Continuing, Mr. Burgess said, “The team is in place, we have good products, and we are focused on growing the company. We are shifting resource investments to marketing and sales in order to support our growth initiatives, while maintaining our focus on the bottom line.”

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Second Quarter and Annual Fiscal 2006 and 2005 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended December 31		Six Months Ended December 31
	2005	2004	2005	2004

System Sales	$ 2,967	$ 2,676	$ 6,147	$ 5,217
Services	6,421	6,550	12,649	12,489
Total Revenue	9,388	9,226	18,796	17,706
Operating Expenses	9,005	7,717	17,344	15,165
Operating Income	383	1,509	1,452	2,541
Net Earnings	398	949	1,135	1,592
Earnings Per Common Share
Basic	$ 0.05	$ 0.12	$ 0.14	$ 0.20
Diluted (as reported)	$ 0.05	$ 0.12	$ 0.14	$ 0.20

Fiscal 2006 and 2005 Condensed Balance Sheet Highlights (in thousands) (unaudited):

As of the Period Ended December 31
	2005	2004

Cash and Cash Equivalents	$ 17,026	$ 10,221
Working Capital	$ 15,425	$ 11,100
Stockholders’ Equity	$ 36,695	$ 32,730

About Mediware
Mediware is a leading provider of software solutions and services for medication management, blood and cellular products and perioperative departments. With approximately 1,100 worldwide installations, Mediware provides hospitals, clinics, correctional institutions, blood centers and other, public and private, health care institutions with proprietary software solutions for blood donor testing and distribution, transfusion services, tissue management, cord blood processing and stem cell management, pharmacy, medication management, ordering and electronic prescribing, medication administration support beyond checking the "5 rights," patient safety alerts, clinical content, operating room scheduling, preference management, and surgical case documentation. Mediware provides a full suite of support and related services for each of its solutions. For more information about Mediware, its services and products, including HCLL™ Transfusion and Donor, LifeTrak®, WORx®, MediMAR®, MediCOE®, Perioperative Solutions™, and JAC medicine management systems, visit www.Mediware.com.

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Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2005, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

1/31/06